PRESS RELEASE

FOR IMMEDIATE RELEASE

SRI/SURGICAL EXPRESS, INC. ANNOUNCES
MEMORANDUM OF UNDERSTANDING
TO SETTLE SHAREHOLDER LAWSUIT

TAMPA, FL— Monday, January 27, 2003 — SRI/Surgical Express, Inc. (SRI) (Nasdaq: STRC), today announced that it has signed a memorandum of understanding for the settlement and release of all claims against the Company and former officers in the shareholder litigation pending in the Middle District of Florida. The lawsuit is a consolidation of complaints filed in November 2001 following SRI’s restatement of its financial results for the third quarter of that year. The total settlement amount will be covered by SRI’s insurers. The settlement is subject to court approval and other customary conditions. When approved by the court and final according to its terms, this settlement will fully resolve all claims arising from the litigation and the lawsuit will be dismissed with prejudice.

“We are pleased to be able to resolve this litigation early in this fiscal year and on terms that do not adversely affect the company,” commented Joseph A. Largey, SRI’s Chief Executive Officer.

SRI/Surgical Express, Inc. provides hospitals with a daily delivery and retrieval service that furnishes reusable and disposable products and devices used in surgical procedures. The Company serves hospital customers in 24 states and the District of Columbia from 11 reprocessing facilities, one disposable products facility, and 16 distribution centers located throughout the United States.

FOR FURTHER INFORMATION:	Charles Pope, CFO
SRI/Surgical Express, Inc.
(813) 891-9550 Ext. 3177